Exhibit 99.1

Asterias Announces Two Significant Developments for Spinal Cord Injury Program

67% of Cohort 2 subjects have recovered two or more motor levels on at least one side through 12 months

AST-OPC1 receives Regenerative Medicine Advanced Therapy (RMAT) designation from FDA

FREMONT, Calif. October 2, 2017 – Asterias Biotherapeutics, Inc. (NYSE American: AST), a biotechnology company pioneering the field of regenerative medicine, today announced new 12-month data from the first efficacy cohort in the company’s ongoing Phase 1/2a SCiStar study designated to evaluate safety and efficacy of AST-OPC1.   The 12-month data showed 67% (4/6) of Cohort 2 (AIS-A injuries administered 10 million AST-OPC1 cells) subjects have recovered 2 or more motor levels on at least one side through 12 months, which is more than double the rates of recovery seen in both matched historical controls and published data in a similar population.  Also, the FDA granted the company’s request for AST-OPC1 to be designated a Regenerative Medicine Advanced Therapy (RMAT) under the 21st Century Cures Act.

Cohort 2 (AIS-A 10 million cells) motor level recovery vs. comparators
Cohort 2 – 10 million (n=6) *
Matched historical control
Steeves, 2012
Initial 12 mo. Target
67%
50%
33%
45% - 50%
29%
26%
18%
*One subject does not have 9 month follow-up data
Percent Improving by 2 or More Motor Levels
Months of Follow-Up
0
10
20
30
40
50
60
70
80
0
2
4
6
8
10
12

“The 12-month results suggest that many of the Cohort 2 subjects are seeing a durable clinical benefit above and beyond what you would expect to see from spontaneous recovery following a severe spinal cord injury,” stated Dr. Edward Wirth III, Chief Medical Officer. “Our target for the entire SCiStar study since its commencement was that at 12 months 45-50% of study subjects would recover at least 2 motor levels on at least one side, and it is exciting that Cohort 2 has exceeded this target recovery rate.”

“We are very encouraged by these early results and look forward to continuing to pursue this important program,” stated Mike Mulroy, President and Chief Executive Officer.  “We are also excited about the RMAT designation and I’d like to commend our clinical operations team on these developments and our entire employee base on several other recent positive developments at Asterias:

•	Full enrollment of Cohort 3 (AIS-A; 20 million AST-OPC1 cells), securing the final $1.5 million payment under our $14.3 million grant from the California Institute for Regenerative Medicine;
•	Full enrollment of Cohort 4 (AIS-B; 10 million AST-OPC1 cells), our first cohort with some sensory function below the injury site; and
•	Receipt of United Kingdom regulatory approval to initiate the clinical trial of our cancer immunotherapy product AST-VAC2 in subjects with early and late stage non-small cell lung cancer.”

Cohort 2 (AIS-A 10 million cell): 12-Month Efficacy and Safety Results

Improvements in upper extremity motor function are being measured using the International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI) scale, widely used to quantify functional status of patients with spinal cord injuries. Both subjects and physicians consistently report that improvements in upper extremity motor function are the most desirable functional improvement target in the quadriplegic population, since even relatively modest changes can potentially have a significant impact on functional independence, quality of life and cost of care. The SCiStar study is monitoring two separate ISNCSCI measurements of upper extremity motor function. The upper extremity motor score (UEMS), is a linear scale used to quantify motor function at each of five upper extremity muscle groups driving arm and hand function; these scores are also used to determine "motor levels", which define the level within the cord above which a subject has normal function.  As suggested by existing research, patients with severe spinal cord injuries that show two motor levels of improvement on at least one side may regain the ability to perform daily activities such as feeding, dressing and bathing, which significantly reduces the overall level of daily assistance needed for the patient and associated healthcare costs.

A total of six subjects were enrolled and dosed in Cohort 2, with all six subjects completing a 12-month follow-up visit. The results include the following highlights:

•	Motor Level Improvement – Additional motor level improvement was seen in Cohort 2 at 12 months.
o
Four of six subjects (67%) achieved at least two motor levels of improvement over baseline on at least one side as of their latest follow-up visit through 12 months, which compares favorably to the rates of recovery at 9 months (50%) and at 3 months and 6 months (33%). Furthermore, the rate of recovery at 12 months is more than double the rates of recovery seen at 12 months in both matched historical controls (29%) and published data in a similar patient population (26%).

o
All six subjects (100%) achieved at least one motor level of improvement on both sides as of their latest follow-up through 12 months.  This compares favorably to the matched historical controls, in which 74% of the subjects saw at least one motor level of improvement on at least one side of the body and thereby 26% of subjects saw no motor level improvement or got worse after their injury.

o
In addition, one patient (18%) achieved three motor levels of improvement on one side as of his 12-month follow-up visit.  In the matched historical controls, 8% of subjects achieved three or more motor levels of improvement on at least one side at 12 months.

•
Upper Extremity Motor Score – Additional improvement in the average UEMS score for Cohort 2 was observed at 12 months.  The average UEMS improvement for Cohort 2 at 12 months was 12.3 points, 57% greater than the average UEMS improvement at 12 months in the matched historical controls (7.8 points).

•
Magnetic Resonance Imaging (MRI) Data - All six subjects in Cohort 2 (100%) had serial MRI scans at 12 months that indicated no sign of lesion cavities in any patient. This is in contrast to published data suggesting that 50% of all spinal cord injuries and up to 80% of those meeting the inclusion criteria for the SCiStar trial develop a lesion cavity by 6 months post injury.  The MRI results are consistent with formation of a tissue matrix at the injury site, which is supportive evidence showing that AST-OPC1 cells have durably engrafted to help prevent cavitation at the injury site.

•
Safety - The trial results to date continue to suggest a positive safety profile for AST-OPC1. On September 18, 2017, an independent Data Monitoring Committee (DMC) recommended the SCiStar study continue as planned after it completed a regularly scheduled review of the accumulated safety data to date from the study.

RMAT Designation

The RMAT designation is intended to facilitate expedited development, review and approval for important new regenerative medicine therapies for which preliminary clinical evidence indicates the potential to address a serious or life-threatening disease or condition. In addition to providing an avenue for increased and earlier interactions with the FDA, RMAT-designated products may be eligible for priority review and accelerated approval.

“We are honored by the FDA’s interest in the therapeutic potential of AST-OPC1 and greatly appreciate their decision to provide support to accelerate its regulatory review and potential approval. We look forward to continuing to work closely and constructively with the FDA to advance the development of AST-OPC1 for the thousands of patients each year in the United States alone that suffer a severe cervical spinal cord injury and currently do not have access to any approved therapies to help treat their debilitating condition,” said Jane Lebkowski, Chief Scientific Officer.

Enrollment and Cohort 3 and 4 Update

Asterias has completed enrollment and dosing in four of the five planned SCiStar study cohorts and has enrolled twenty-four subjects in the SCiStar study.   Three subjects have now been enrolled in the fifth and final cohort, Cohort 5 (AIS-B 20 million-cell cohort).  The company expects to complete enrollment for Cohort 5 this year.

Asterias intends to report 6-month data from Cohort 3 (AIS-A 20 million-cell cohort) and Cohort 4 (AIS-B 10 million-cell cohort) in early 2018 after the 6-month results are collected for the two cohorts.

About the SCiStar Trial

The SCiStar trial is an open-label, single-arm trial testing three sequential escalating doses of AST-OPC1 administered at up to 20 million AST-OPC1 cells in as many as 35 subjects with subacute motor complete (AIS-A or AIS-B) cervical (C-4 to C-7) SCI. These individuals have essentially lost all movement below their injury site and experience severe paralysis of the upper and lower limbs. AIS-A subjects have lost all motor and sensory function below their injury site, while AIS-B subjects have lost all motor function but may have retained some minimal sensory function below their injury site. AST-OPC1 is administered 21 to 42 days post-injury. Subjects will be followed by neurological exams and imaging procedures to assess the safety and activity of the product.

The study is being conducted at nine centers in the U.S. Clinical sites involved in the study include the Medical College of Wisconsin in Milwaukee, Shepherd Medical Center in Atlanta, University of Southern California (USC) jointly with Rancho Los Amigos National Rehabilitation Center in Los Angeles, Indiana University, Rush University Medical Center in Chicago, Santa Clara Valley Medical Center in San Jose jointly with Stanford University, Thomas Jefferson University Hospital in partnership with Magee Rehabilitation Hospital in Philadelphia, UC San Diego Health in San Diego, California, and Washington University School of Medicine in partnership with Barnes-Jewish Hospital in St. Louis, MO.

Asterias has received a Strategic Partnerships Award grant from the California Institute for Regenerative Medicine, which provides $14.3 million of non-dilutive funding for the Phase 1/2a clinical trial and other product development activities for AST-OPC1.

Additional information on the Phase 1/2a trial, including trial sites, can be found at www.clinicaltrials.gov, using Identifier NCT02302157, and at the SCiStar Study Website (www.SCiStar-study.com).

About AST-OPC1

AST-OPC1, an oligodendrocyte progenitor population derived from human embryonic stem cells originally isolated in 1998, has been shown in animals and in vitro to have three potentially reparative functions that address the complex pathologies observed at the injury site of a spinal cord injury. These activities of AST-OPC1 include production of neurotrophic factors, stimulation of vascularization, and induction of remyelination of denuded axons, all of which are critical for survival, regrowth and conduction of nerve impulses through axons at the injury site. In preclinical animal testing, AST-OPC1 administration led to remyelination of axons, improved hindlimb and forelimb locomotor function, dramatic reductions in injury-related cavitation and significant preservation of myelinated axons traversing the injury site.

In a previous Phase 1 clinical trial, five subjects with neurologically complete, thoracic spinal cord injury were administered two million AST-OPC1 cells at the spinal cord injury site 7-14 days post-injury. Based on the results of this study, Asterias received clearance from FDA to progress testing of AST-OPC1 to subjects with cervical spine injuries in the current SCiStar study, which represents the first targeted population for registration trials. Asterias has completed enrollment in the first four cohorts of this study. Results to date have continued to support the safety of AST-OPC1. Additionally, Asterias has recently reported results suggesting reduced cavitation and improved motor function in subjects administered AST-OPC1 in the SCiStar trial.  In September 2017, the FDA granted the company’s request for AST-OPC1 to be designated a Regenerative Medicine Advanced Therapy (RMAT) under the 21st Century Cures Act, based on a subset of the Cohort 2 data and other data from the SCiStar study, that were available as of the date of Asterias’ RMAT application.

About Asterias Biotherapeutics

Asterias Biotherapeutics, Inc. is a biotechnology company pioneering the field of regenerative medicine. The company's proprietary cell therapy programs are based on its pluripotent stem cell and immunotherapy platform technologies. Asterias is presently focused on advancing three clinical-stage programs which have the potential to address areas of very high unmet medical need in the fields of neurology and oncology. AST-OPC1 (oligodendrocyte progenitor cells) is currently in a Phase 1/2a dose escalation clinical trial in spinal cord injury. AST-VAC1 (antigen-presenting autologous dendritic cells) is undergoing continuing development by Asterias based on promising efficacy and safety data from a Phase 2 study in Acute Myeloid Leukemia (AML), with current efforts focused on streamlining and modernizing the manufacturing process. AST-VAC2 (antigen-presenting allogeneic dendritic cells) represents a second generation, allogeneic cancer immunotherapy. The company's research partner, Cancer Research UK, plans to begin a first-in-human (FIH) clinical trial of AST-VAC2 in non-small cell lung cancer in 2017. Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating and/or clinical research results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias' filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.

Contacts:
Investor Relations
(510) 456-3892
InvestorRelations@asteriasbio.com
or
EVC Group, Inc.
Michael Polyviou/Greg Gin
(646) 445-4800
mpolyviou@evcgroup.com

Media
Thomas D. Gibson
GIBSON Communications, LLC
(201) 476-0322 – Main
(201) 264-3646 – Mobile
tom@tomgibsoncommunications.com